Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 865 South Figueroa Street Suite 3400 Los Angeles, CA 90017 www.cbre.com

FOR IMMEDIATE RELEASE — November 12, 2003

For further information: Kenneth Kay Senior Executive Vice President and Chief Financial Officer CB Richard Ellis 213.438.4833	Ronald Platisha Executive Vice President–Finance CB Richard Ellis 310.354.6044

CBRE Holding, Inc. Reports Third Quarter 2003 Results

Los Angeles, CA - (November 12, 2003) — CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., the world’s leading real estate services firm, today reported its results for the three and nine months ended September 30, 2003.

Third quarter 2003 results include the activities of Insignia Financial Group, Inc. (Insignia Acquisition) from July 23, 2003 (the effective date of the merger) through the end of the quarter. The combined company results have been significantly impacted by costs associated with the merger, as noted below.

Revenue totaled $423.4 million for the third quarter ended September 30, 2003, an increase of $138.4 million or 48.6% as compared to $284.9 million for the third quarter ended September 30, 2002.  Net loss totaled $28.4 million for the third quarter ended September 30, 2003 versus net income of $1.9 million for the same period last year. The net loss in the current period was mainly driven by $31.3 million of amortization expense resulting from intangible assets acquired as part of the Insignia Acquisition as well as merger-related charges of $16.5 million associated with the Insignia Acquisition. The intangible asset amortization primarily pertains to the revenue backlog acquired in the Insignia transaction. Net income cannot be recognized from purchased backlog; hence this amortization expense offsets that portion of operating income that was generated from the Insignia backlog acquired. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $20.7 million for the third quarter ended September 30,

2003, a decrease of $6.9 million or 24.9% from last year’s same period results.  This decrease was mainly driven by the above-mentioned $16.5 million of merger-related charges.

Revenue totaled $1.0 billion for the nine months ended September 30, 2003, which represents a $215.0 million or 27.1% increase over $793.8 million of revenue generated in the same period last year.  Net loss totaled $24.6 million for the nine months ended September 30, 2003 versus net income of $3.6 million for the nine months ended September 30, 2002.  The net loss in the current year was mainly due to the previously mentioned total of $47.8 million of amortization expense and merger-related charges incurred during the quarter ended September 30, 2003. EBITDA for the nine months ended September 30, 2003 was $69.4 million, a $2.6 million or 3.5% decrease from last year’s same period results.  This decrease was primarily caused by the $19.8 million of merger-related costs associated with the Insignia Acquisition that were incurred during this period.

On November 12, 2003, at 7:00 a.m. Pacific time, the Company will hold a conference call with its bondholders to discuss its results for the quarter ended September 30, 2003.  To access the call, dial 800-450-0785, access code 703359 (outside the United States, please call 612-332-0634).  A transcript of the call will be available at www.cbre.com for review for twelve months after the call.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s leading commercial real estate services firm. With approximately 14,000 employees, the company serves real estate owners, investors and occupiers through more than 250 offices worldwide. The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; capital markets; appraisal and valuation; research; and consulting.  For more information, visit the company’s Web site at www.cbre.com.

CBRE HOLDING, INC.
OPERATING RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$423,376	$284,928	$1,008,817	$793,811

Costs and expenses:
Cost of services	208,198	135,670	484,863	363,506
Operating, administrative and other	180,298	124,470	443,894	364,676
Depreciation and amortization	41,071	6,404	53,571	18,107
Equity income from unconsolidated subsidiaries	(2,318)	(2,778)	(9,182)	(6,422)
Merger-related charges	16,485	—	19,795	50
Total costs and expenses	443,734	263,766	992,941	739,917

Operating (loss) income	(20,358)	21,162	15,876	53,894
Interest income	1,788	1,275	3,564	2,673
Interest expense	28,255	15,420	59,519	46,341

(Loss) income before (benefit) provision for income tax	(46,825)	7,017	(40,079)	10,226
(Benefit) provision for income tax	(18,380)	5,136	(15,459)	6,596

Net (loss) income	$(28,445)	$1,881	$(24,620)	$3,630

EBITDA	$20,713	$27,566	$69,447	$72,001

EBITDA margin	4.9%	9.7%	6.9%	9.1%

EBITDA is calculated as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating (loss) income	$(20,358)	$21,162	$15,876	$53,894
Add:
Depreciation and amortization	41,071	6,404	53,571	18,107
EBITDA	$20,713	$27,566	$69,447	$72,001

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization.  Management believes that the presentation of EBITDA will enhance a reader’s understanding of the Company’s operating performance.  EBITDA is also a measure used by senior management to evaluate the performance of the Company’s various lines of business and for other required or discretionary purposes, such  as the use of EBITDA as a significant component when measuring performance under the Company’s employee incentive programs.  Additionally, many of the Company’s debt covenants are based upon a measure similar to EBITDA.  EBITDA should not be considered as an alternative to (i) operating income determined in accordance with accounting principles generally accepted in the United States of America, or (ii) operating cash flow determined in accordance with  accounting principles generally accepted in the United States of America.  The Company’s calculation of EBITDA may not be comparable to  similarly titled measures reported by other companies.

CB RICHARD ELLIS SERVICES, INC (1)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2003	December 31, 2002

Assets:
Cash and cash equivalents	$65,428	$79,574
Restricted cash	17,912	—
Warehouse receivable (2)	135,820	63,140
Other current assets	389,456	223,351
Property and equipment, net	110,705	66,634
Goodwill and other intangible assets, net	947,041	668,219
Deferred taxes, non current	26,227	36,376
Deferred compensation assets	70,077	63,642
Other assets	200,963	139,169

Total assets	$1,963,629	$1,340,105

Liabilities:
Current liabilities, excluding debt	$413,378	$288,891
Warehouse line of credit (2)	135,820	63,140
Senior secured term loan tranche A (3)	32,813	38,750
Senior secured term loan tranche B (3)	255,650	182,225
11¼% senior subordinated notes	226,114	225,943
9 ¾% senior notes	200,000	—
Other debt (4)	81,074	60,988
Deferred compensation liability	125,465	106,252
Other long-term liabilities	99,427	43,301

Total liabilities	1,569,741	1,009,490

Minority interest	6,706	5,615

Stockholders' equity	323,766	263,137
Mezzanine notes	63,416	61,863

Total stockholders' equity	387,182	325,000

Total liabilities and stockholders' equity	$1,963,629	$1,340,105

(1)               CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.

(2)               Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $135.8 million and $63.1 million at September 30, 2003 and December 31, 2002, respectively.

(3)               On October 14, 2003, the Company refinanced all of the outstanding loans under the amended and restated credit agreement it entered into in connection with the completion of the Insignia Acquisition. The Tranche A and Tranche B facilities were combined into a single term loan facility, of which $300.0 million was drawn on October 14, 2003.

(4)               Includes non-recourse debt relating to a building investment in Japan of $42.3 million and $40.0 million at September 30, 2003 and December 31, 2002, respectively.